EXHIBIT 10.13

FORM OF INTERNALIZATION PROPOSAL AGREEMENT

This INTERNALIZATION PROPOSAL AGREEMENT (this “Agreement”), dated as of June [•], 2013, is made and entered into by and between COLONY AMERICAN HOMES, INC., a Maryland corporation (the “Company”), and CAH MANAGER, LLC, a Delaware limited liability company (the “Manager”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Management Agreement (defined below).

WHEREAS, the Company has undertaken an initial public offering of common stock of the Company (the “Initial Public Offering”);

WHEREAS, on or about the date hereof, the Company will execute an Amended and Restated Management Agreement (the “Management Agreement”) with the Manager, pursuant to which the Manager will continue to provide services to the Company as described in the Management Agreement; and

WHEREAS, the Company and the Manager desire to address and set forth certain procedures to be followed in connection with a proposal by the Manager regarding a potential transaction or series of related transactions pursuant to which all of the ownership interests in, or assets of, the Manager may be transferred, directly or indirectly, through a merger, sale, transfer, contribution or otherwise to the Company or any of its subsidiaries or successors in exchange for consideration to be issued or paid to the Manager or its designee(s) (such transactions or series of related transactions being referred to as an “Internalization Transaction”).

NOW, THEREFORE, for the mutual promises made herein and in the other agreements executed by the parties concurrently herewith or contemplated hereby, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Internalization Proposal

1.01 Internalization Proposal. Not later than three years following the closing of the Initial Public Offering, the Manager agrees to present to the board of directors of the Company (the “Board”) a proposal (an “Internalization Proposal”) setting forth the terms of an Internalization Transaction.

1.02 Conditions for an Internalization Proposal. Neither the Company nor the Manager shall be obligated to close an Internalization Transaction unless each of the following terms and conditions are satisfied: (i) the Manager and the Company enter into a definitive agreement setting forth the terms and conditions of the Internalization Transaction, which agreement is approved by the Manager and by the Company’s Board, including a majority of the Company’s Independent Directors, and the conditions set forth in such definitive agreement are satisfied, (ii) the Internalization Transaction is approved by stockholders of the Company (representing at least a majority of the outstanding shares of common stock of the Company voting on the matter), (iii) the Internalization Transaction does not reduce the adjusted funds from operations per share of common stock of the Company for the most recently completed interim period and financial year prior to the closing of the Internalization Transaction presented on a pro forma basis giving effect to the consummation of such Internalization Transaction and the issuance of the consideration therein (with the pro forma adjusted funds from operations per share being calculated in the same manner in which adjusted funds from operations per share has been calculated in such comparative historical periods), and (iv) the Board receives a fairness opinion to the effect that the consideration to be paid by the Company in connection with the Internalization Transaction is fair, from a financial point of view, to the Company’s stockholders (other than the Manager and its affiliates).

1.03 Participation Right. In connection with an Internalization Transaction, the Manager agrees that, subject to structuring the arrangement in a manner that is consistent with the Company maintaining its status as a REIT, the Company shall have the right to share in one-sixth of the fully diluted equity value of the Manager determined at the time an Internalization Transaction occurs. The Company’s right to share in one-sixth of the fully diluted equity value of the Manager in an Internalization Transaction may, for example, be structured as a purchase price discount or may take any other form agreed to by the Manager and the Company’s Board, including a majority of the Company’s Independent Directors, in all cases consistent with the Company maintaining its status as a REIT. Nothing contained in this Internalization Proposal Agreement shall constitute an option or any other right to acquire any interest in the Manager until the definitive agreement referred to in Section 1.02 has been executed and the conditions set forth in such definitive agreement have been satisfied.

ARTICLE II

Term

2.01 Term. This Agreement shall be effective as of the date first written above and shall terminate on the first to occur of any of the following events:

(a) Immediately upon the execution by all parties hereto of a written agreement to terminate this Agreement (or upon the effective date of such termination as specified in such written agreement); or

(b) At the earliest to occur of the following: (i) the Management Agreement is terminated by any party thereto, (ii) the Manager ceases to be the manager of the Company and its subsidiaries, or (iii) the completion of an Internalization Transaction.

2.02 Rights of Termination. If this Agreement is terminated, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 3.07.

2.03 No Further Obligations. Without limiting the termination events set forth under Section 2.01 above, following the delivery by the Manager of the Internalization Proposal, no party shall have any further obligation to proceed with an Internalization Transaction, and the decision whether to proceed is within the sole discretion of each of the Manager and the Company.

ARTICLE III

Miscellaneous Provisions

3.01 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

3.02 Notice.

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing, to the following addresses:

If to the Manager:

CAH Manager, LLC.

2450 Broadway, 6th Floor

Santa Monica, California 90404

If to the Company:

Colony American Homes, Inc.

2450 Broadway, 6th Floor

Santa Monica, California 90404

(b) All notices, demands and requests to be sent to a party hereto pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered, (ii) deposited for next day delivery by Federal Express, or other similar overnight courier services, addressed to such party, (iii) deposited in the United States mail, addressed to such party, prepaid and registered or certified with return receipt requested or (iv) transmitted via facsimile or other similar device to the attention of such party.

(c) All notices, demands and requests so given shall be deemed received: (i) when personally delivered, (ii) twenty-four (24) hours after being deposited for next day delivery with an overnight courier, (iii) forty-eight (48) hours after being deposited in the United States mail, or (iv) three (3) hours after being transmitted via facsimile or otherwise transmitted and receipt has been confirmed.

3.03 Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

3.04 Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

3.05 Amendments. This Agreement may be amended or modified only by an agreement in writing signed by the Manager and the Company and approved by the Company’s Board, including a majority of the Company’s Independent Directors.

3.06 No Implied Waivers; Remedies. No failure or delay on the part of any party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing shall operate as a waiver of any such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of any such right, privilege, power or remedy or the exercise of any other right, privilege, power or remedy. No waiver shall be asserted against any party unless signed in writing by such party. The rights, privileges, powers and remedies available to the parties are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. Except as provided in this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

3.07 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

3.08 Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

3.09 Severability. If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.

3.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

MANAGER

Address:	CAH Manager, LLC,
a Delaware limited liability company
2450 Broadway
6th Floor
Santa Monica, California 90404	By:
Name:
Title:

COMPANY

Address:	COLONY AMERICAN HOMES, INC., a Maryland corporation
2450 Broadway
6th Floor
Santa Monica, California 90404	By:
Name:
Title:

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